UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	October 1, 2008
(October 1, 2008)

Commission	Name of Registrant, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

002-97230	Texas-New Mexico Power Company	75-0204070
(A Texas Corporation)
4100 International Plaza,
P.O. Box 2943
Fort Worth, Texas 76113
(817) 731-0099

______________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 7.01  Regulation FD Disclosure.

PNM Resources (“PNMR”) has interests in three separate electricity services companies in Texas that contribute to its consolidated earnings. As a result of Hurricane Ike, which struck the Texas Gulf Coast on September 13, 2008, and caused extensive damage to the city of Galveston and the surrounding communities, PNMR expects lower-than-expected earnings contributions by these three companies.

TNMP Electric (“TNMP”), an indirect wholly owned subsidiary of PNMR, provides regulated electric transmission and distribution services to several small-to-medium-sized communities in three non-contiguous areas in Texas through approximately 70 retail electricity providers (“REPs”). One portion of TNMP’s territory includes the area along the Texas Gulf Coast between Houston and Galveston.

The strong Category 2 storm initially left nearly all of the 115,000 customers in the TNMP service area in the Houston-Galveston corridor without power. Crews have substantially completed restoring power to TNMP customers. Storm-related outages lowered TNMP sales volumes and revenues. The result is an expected decrease in margin ranging from $2.5 million to $3.5 million. In addition, TNMP estimates power restoration costs to be in the range of $30 million to $35 million. As a provider of regulated transmission and distribution services under the provisions of the Texas Electric Choice Act, TNMP expects to recover prudently incurred storm-related restoration costs in accordance with applicable regulatory and legal principles.

The hurricane also had a negative impact on First Choice Power, L.P. (“FCP”), a REP in Texas that is indirectly wholly owned by PNMR. FCP expects the impact of the hurricane to reduce both 2008 earnings before income taxes and EBITDA by approximately $10 million due to reduced sales volumes, the sale of excess power at prices that were lower than purchased prices, and an increase in bad-debt expense. As of September 30, approximately 10,000, or 4 percent, of FCP’s customers still were without power.

The third company in Texas is EnergyCo, LLC (“EnergyCo”), a generation and power and gas marketing company co-owned by PNMR and a subsidiary of Cascade Investment, L.L.C. EnergyCo operates two power plants in Texas: the coal-fired Twin Oaks Power facility south of Dallas, which was unaffected by the storm, and the Altura Cogen facility, a 614-megawatt natural gas plant located 15 miles east of Houston in Channelview, Texas. EnergyCo also has a joint construction project to expand the Cedar Bayou Generating Station near Baytown, Texas, to a fourth unit (“Cedar Bayou IV”).

Altura Cogen sustained minimal damage.  The storm also caused minor damage and flooding at Cedar Bayou IV, but did not threaten the project’s construction schedule. Cedar Bayou IV remains on schedule to start operations in summer of 2009.

EnergyCo estimates the hurricane’s impact on both 2008 earnings before income taxes and EBITDA will be $5 million to $7 million because of lost power sales opportunities. PNMR owns 50 percent of EnergyCo.

TNMP, EnergyCo and FCP have sufficient liquidity from cash on hand and bank credit facilities to address financial issues as a result of the hurricane.

In accordance with general instruction B.2 of Form 8-K, the information in this report is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section and not deemed incorporated by reference in any filing under the Securities Act of 1933.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this Form 8-K that relate to future events or expectations, projections, estimates, intentions, goals, targets and strategies of PNMR or TNMP (collectively, “Issuers”), are made pursuant to the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that all forward-looking statements are based upon current expectations and estimates and Issuers assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, Issuers caution readers not to place undue reliance on these statements. Issuers’ business, financial condition, cash flow and operating results are influenced by many factors (which are often beyond their control) that can cause actual results to differ from those expressed or implied by the forward-looking statements. These factors include conditions affecting

Issuers’ ability to access the financial markets, including actions by ratings agencies affecting the Issuers’ credit ratings, EnergyCo’s access to additional debt financing following the utilization of its existing credit facility, state and federal regulatory and legislative decisions and actions, including actions relating to the recovery of hurricane restoration costs, the outcome of the decision to pursue strategic alternatives for First Choice Power and of not successfully implementing such alternatives, the performance of generating units and transmission systems, the ability of First Choice Power to attract and retain customers, the impacts on future operations due to reduced energy sales as a result of the hurricane, changes in Electric Reliability Council of Texas  protocols, changes in the cost of power acquired by First Choice Power, the outcome of any goodwill impairment analysis, collections experience, insurance coverage available for claims made in litigation, fluctuations in interest rates, weather, water supply, changes in fuel costs, availability of fuel supplies, the effectiveness of risk management and commodity risk transactions, seasonality and other changes in supply and demand in the market for electric power, variability of wholesale power prices and natural gas prices, volatility and liquidity in the wholesale power markets and the natural gas markets, uncertainty regarding the ongoing validity of government programs for emission allowances, changes in the competitive environment in the electric and natural gas industries, the ability to secure long-term power sales, the outcome of legal proceedings, changes in applicable accounting principles, and the performance of state, regional, and national economies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
TEXAS-NEW MEXICO POWER COMPANY
(Registrants)

Date: October 1, 2008	/s/ Thomas G. Sategna
Thomas G. Sategna
Vice President and Corporate Controller
(Officer duly authorized to sign this report)